Exhibit 99.1

FOR IMMEDIATE RELEASE

NICHOLAS	Contact:	Ralph T. Finkenbrink Sr. Vice President, CFO Ph# - 727-726-0763	NASDAQ: NICK Website:www.nicholasfinancial.com

Nicholas Financial, Inc.

Corporate Headquarters

2454 McMullen-Booth Rd.

Building C, Suite 501

Clearwater, FL 33759

NICHOLAS FINANCIAL ANNOUNCES COMPLETION

OF STRATEGIC ALTERNATIVES PROCESS

April 28, 2011 – Clearwater, Florida – Nicholas Financial, Inc. (NASDAQ: NICK) today announced the completion of its previously announced exploration of possible strategic alternatives for the Company. The Company’s strategic alternatives review was conducted under the supervision of the Company’s Board of Directors with the assistance of an independent financial advisor, Hyde Park Capital Advisors, LLC. After careful consideration of alternatives, the Company has determined that its shareholders’ interests will be best served by continuing to operate as a stand-alone entity.

As previously announced, the review process involved, among other things, a consideration of the possible sale of the Company. With the assistance of Hyde Park Capital Advisors, LLC, a broad universe of domestic and international industry participants and private equity sources were solicited. The Company received several indications of interest related to the sale of the Company. After a deliberate and careful process, the Board has determined that the proposals received were not in the Company’s and its shareholders’ best interests and that the Company would likely generate more long-term value with its current stand-alone strategy.

The Company also previously announced that its Board of Directors would review potential buy-side alternative opportunities. While the Company has not to date identified a buy-side opportunity it intends to pursue, the Company will continue to evaluate such opportunities as they arise, despite the conclusion of this previously announced review process.

Throughout its review of strategic alternatives, the Company has continued to implement its stand-alone strategy, including the continued evaluation of opportunities to open additional, or expand existing, branch offices.

Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeastern United States. The Company presently operates 56 branch locations in both the Southeastern and the Midwestern states. The Company has approximately 11,800,0000 shares of common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions and other risks detailed from time to time in the Company's filings and reports with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended March 31, 2010. Specific forward-looking statements in this press release include but are not limited to the Company’s expectations related to the ability of the Company to generate long-term value with its current stand-alone strategy and the Company’s continued evaluation of organic expansion and buy-side opportunities. Such statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward-looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.